EXHIBIT 5

August 6, 2012

Ford Motor Credit Company LLC
One American Road
Dearborn, Michigan 48126
Re: Registration of Securities

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof, by Ford Motor Credit Company LLC, a Delaware limited liability company (the “Company”). The Registration Statement relates to the proposed issuance and exchange of (a) up to $1,500,000,000 aggregate principal amount of 4.207% Notes due 2016 of the Company (the “4.207 Exchange Notes”) for an equal principal amount of 4.207% Notes due 2016 of the Company outstanding on the date hereof (the “Original 4.207 Notes”) and (b) up to $1,000,000,000 aggregate principal amount of 3.984% Notes due 2016 of the Company (the “3.984 Exchange Notes” and, together with the 4.207 Exchange Notes, the “Exchange Notes”) for an equal principal amount of 3.984% Notes due 2016 of the Company outstanding on the date hereof (the “Original 3.984 Notes” and, together with the Original 4.207 Notes, the “Original Notes”).  The Exchange Notes will be issued pursuant to an Indenture dated as of February 1, 1985, as supplemented, between the Company and The Bank of New York Mellon as successor to Manufacturers Hanover Trust Company, as trustee (the ‘‘Trustee’’).

As Assistant Secretary of the Company, I am familiar with the Certificate of formation and the Limited Liability Company Agreement of the Company and with the affairs of the Company. I also have examined such other documents and instruments and have made such further investigation as I have deemed necessary or appropriate in connection with this opinion.

Based upon and subject to the foregoing and assuming that (i) all the Exchange Notes will be issued in compliance with applicable federal and state laws and in the manner stated in the Registration Statement and the appropriate prospectus, (ii) the Exchange Notes will be issued and delivered as set forth in the Registration Statement, and (iii) the Original Notes have been duly received by the Company in the manner contemplated by the Registration Statement, it is my opinion that:

1. The Company is duly organized and validly existing as a limited liability company under the laws of the State of Delaware.

2. When the Registration Statement has become effective under the Securities Act and the Exchange Notes have been duly executed, delivered, and authenticated in accordance with the terms of the Indenture, all in the manner contemplated by the Registration Statement, the Exchange Notes will be legal, valid, and binding obligations of the Company enforceable against the Company in accordance with their terms and will be entitled to the benefits of the Indenture.

My opinions expressed above are subject to the qualifications that I express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.  I wish to point out that I am a member of the Bar of the State of Michigan.  I have made, or caused to be made, such investigation as I have deemed appropriate with respect to the laws of other jurisdictions in connection with the opinions expressed herein, and nothing has come to my attention in the course of such investigation which would lead me to question the correctness of such opinions.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to my name in the prospectus constituting a part of such Registration Statement under the heading “Legal Opinion.” In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Corey M. MacGillivray
Corey M. MacGillivray
Assistant Secretary